AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 2006.

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PREMIERE PUBLISHING GROUP, INC.

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	11-3746201 (I.R.S. Employer No.) Identification Number)

386 Park Avenue South

New York, New York 10016

(212) 481-1005

(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive office)

2006 CONSULTANT STOCK PLAN

(Full title of the Plans)

MICHAEL JACOBSON

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

PREMIERE PUBLISHING GROUP, INC.

386 PARK AVENUE SOUTH

NEW YORK, NEW YORK 10016

(212) 481-1005

(Name, address and telephone number of agent of services)

with copies to:

HANK GRACIN, ESQ.

LEHMAN & EILEN LLP

20283 STATE ROAD 7, SUITE 300

BOCA RATON, FL 33498

(561) 237-0804

(Name, address and telephone number)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box |X|

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES BEING REGISTERED	PROPOSED MAXIMUM AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE

Common Stock, par value $0.001 per share, under the 2006 Consultant Stock Plan	500,000	$.41	$205,000	$21.94

TOTAL	500,000	$.41	$205,000	$21.94

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457, on the basis of the closing price of the Registrant's Common Stock as reported on OTC BB on December 13, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

See Item 2. below.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to 386 Park Avenue South, 16th Floor, New York, New York 10016.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this registration statement:

(a) Registrant's Quarterly Reports on Form 10-QSB for the fiscal quarters ended June 30, 2006 and September 30, 2006.

(b) Registrant's Form 8-K Current Reports filed June 13, 2006, September 22, 2006 and October 18, 2006.

(c) The description of Registrant's Common Stock contained in the Registrant's Registration Statement on Form SB-2 filed with the Commission on November 29, 2005 as amended under Section 12 of the Securities Exchange Act of 1934.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable. The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada Revised Statutes (the "NRS") gives the Registrant power to indemnify each of its directors and officers against expenses and liabilities in connection with any proceedings involving him by reason of his being or having been a director or officer if (a) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant and (b) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, in a proceeding by or in the right of the Registrant, there shall be no indemnification in respect of any liabilities or expenses if the officer or director shall have been adjudged liable to the Registrant unless the court in such proceeding determines he is entitled to indemnification for such liabilities and/or expenses. Furthermore, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to such director or officer establishes that his acts or omissions (a) were in breach of his duty of loyalty to the Registrant and its stockholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit. The NRS defines an act or omission in breach of a person's duty of loyalty as an act or omission which that person knows or believes to be contrary to the best interests of the Registrant or its stockholders in connection with a matter in which he has a material conflict of interest. If a director or officer is successful in a proceeding, the statute mandates that the Registrant indemnify him against expenses.

The Registrant's Articles of Incorporation, as permitted by Nevada law, eliminates the personal liability of the directors and officers to the Registrant or its shareholders for monetary damages for breaches of such director's or officer's duty of care or other duties as a director or officer; except liabilities for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. This limitation on liability could have the effect of limiting directors' and officers' liability for violations of the federal securities laws. In addition, the Registrant's Restated Certificate of Incorporation and Restated By-Laws provide broad indemnification rights to directors and officers so long as the director or officer acted in a manner believed in good faith to be in or not opposed to the best interest of the Registrant and with respect to criminal proceedings if the director had no reasonable cause to believe his or her conduct was unlawful. The Registrant believes that the protection provided by these provisions will help the Registrant attract and retain qualified individuals to service as officers and directors. These provisions would provide indemnification for liabilities arising under the federal securities laws to the extent that such indemnification is found to be enforceable under, and to be in accordance with, applicable law and generally will limit the remedies available to a shareholder who is dissatisfied with a Board decision protected by these provisions, and such shareholder's only remedy may be to bring a suit to prevent the Board's action.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

NUMBER	EXHIBIT DESCRIPTION OF DOCUMENT
4.1

Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form SB-2 (File No. 333-129977), as amended (the "Registration Statement"))

4.2	By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 of the Registrant's Registration Statement)
4.3	2006 Consultant Stock Plan
5.1	Opinion of counsel re: legality of securities being registered

23.1	Consent of E. Randall Gruber, CPA, PC
23.2	Consent of Counsel (included in Exhibit 5.1)

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or

Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

i. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

ii. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York County, State of New York, on the 15th day of December, 2006.

PREMIERE PUBLISHING GROUP, INC.

By: /s/ Michael Jacobson ------------------------------------- Michael Jacobson Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: December 15, 2006

/s/ Michael Jacobson
------------------------------------------
Michael Jacobson
Chairman of the Board of Directors,
President and Chief Executive Officer
(Principal Executive Officer and Principal
Accounting Officer)

INDEX TO EXHIBITS

NUMBER	EXHIBIT DESCRIPTION OF DOCUMENTS
4.1

Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form SB-2 (File No. 333-129977), as amended (the "Registration Statement")

4.2	By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 of the Registrant's Registration Statement)
4.3	2006 Consultant Stock Plan
5.1	Opinion of counsel re: legality of securities being registered
23.1	Consent of E. Randall Gruber, CPA, PC
23.2	Consent of Counsel (included in Exhibit 5.1)

EXHIBIT 4.3

2006 CONSULTANT STOCK PLAN

I. PURPOSE OF THE PLAN.

The purpose of this Plan is to further the growth of Premiere Publishing Group, Inc. by allowing the Company to compensate Premiere consultants and certain other persons providing bona fide services to the Company, through the award of Premiere Publishing Group, Inc. common stock and/or options to purchase same.

II. DEFINITIONS.

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. "Award" means any grant of Common Stock (or options to purchase Common Stock) made under this Plan.

2. "Board of Directors" means the Board of Directors of Premiere Publishing Group, Inc.

3. "Code" means the Internal Revenue Code of 1986, as amended.

4. "Common Stock" means the common stock, $.001 par value per share, of Premiere Publishing Group, Inc.

5. "Date of Grant" means the day the Board of Directors authorizes the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

6. "Participant" means any person that renders bona fide services to the Company (including, without limitation, the following: a person employed by the Company in a key capacity; an officer or director of the Company; a person engaged by the Company as a consultant; or a lawyer, law firm, accountant or accounting firm).

III. EFFECTIVE DATE OF THE PLAN.

The effective date of this Plan is November 30, 2006.

IV. ADMINISTRATION OF THE PLAN.

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

V. STOCK SUBJECT TO THE PLAN.

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 500,000 shares. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.

VI. PERSONS ELIGIBLE TO RECEIVE AWARDS.

Awards may be granted only to Participants. Awards under the Plan may only be made to natural persons that provide services to Premiere Publishing Group, Inc. or its subsidiaries and only to the extent of the value of such services as determined by the Board of Directors. No award may be made under the Plan if the services are in connection with raising capital or are made, directly or indirectly, to promote or maintain a market for the securities of the Company.

VII. GRANTS OF AWARDS.

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Participant Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Participant will relate. No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder.

VIII. DELIVERY OF STOCK CERTIFICATES.

As promptly as practicable after authorizing the grant of an Award, Premiere Publishing Group, Inc. shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX. EMPLOYMENT.

Nothing in this Plan or in the grant of an Award shall confer upon any Participant the right to continue in the employ of the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Participant at any time for any reason whatsoever, with or without cause.

X. LAWS AND REGULATIONS.

1. The obligation of Premiere Publishing Group, Inc. to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for Premiere Publishing Group, Inc. be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

2. This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.

XI. WITHHOLDING OF TAXES.

If subject to withholding tax, the Company shall be authorized to withhold from a Participant's salary or other cash compensation such sums of money as are necessary to pay the Participant's withholding tax. The Company may elect to withhold from the shares to be issued hereunder a sufficient number of shares to satisfy the Company's withholding obligations. If the Company becomes required to pay withholding taxes to any federal, state or other taxing authority as a result of the granting of an Award and the Participant fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the Participant (which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.

XII. TERMINATION OF THE PLAN.

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XIII. DELIVERY OF PLAN.

A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.